CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO: Commerce Development Corporation, Ltd.

        As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form SB-2, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, dated January 30, 2004 relating to the financial statements of Commerce Development Corporation, Ltd. and to the reference to our Firm under the caption “Experts” appearing in the Prospectus.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP Russell Bedford Stefanou Mirchandani LLP

McLean, Virginia
June 30, 2004